Exhibit 10.1

May 29, 2020

Bruce Linton
9 Shamrock Place
Ottawa, Ontario K2R 1A9
Email: bruce@brucelinton.com

Re: Letter Agreement to Mutually Terminate the Independent Contractor Agreement between Better Choice Company, Inc. and Bruce Linton dated September 17, 2019 (this “Letter Agreement”)

This Letter Agreement shall serve as the agreement between Better Choice Company, Inc. (the “Company”) and Bruce Linton (the “Contractor”) to mutually terminate the Independent Contractor Agreement (the “Agreement”) that was entered into on September 17, 2019 between the Company and the Contractor.

In order to amicably part ways, the Company and the Contractor hereby agree, contingent upon the Company paying US$42,500 in legal fees on behalf of Contractor to the law firm of Cassels Brock & Blackwell LLP, as follows:

•
The Agreement is hereby terminated and of no further force or effect and neither party shall have any further obligations to the other party pursuant to the Agreement; other than the Contractor’s obligations pursuant to Section 9 of the Agreement which shall survive the termination thereof in accordance with its terms.

•
The Note (as defined in the Agreement) is hereby terminated and of no further force or effect and the Company shall have no further obligations (including, without limitation, any obligation to lend money) to the Contractor pursuant to the Note.

•
The Lock-Up Agreements (as defined in the Agreement) delivered to the Contractor by the Insiders (as defined in the Agreement) are null and void and of no further force or effect (the parties hereby acknowledging that the Contractor has never countersigned such agreements).

•
The first common stock purchase warrant (the “First Warrant Certificate”) issued by the Company to the Contractor dated September 17, 2019 entitling the Contractor to purchase 1,250,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price of $0.10 will be amended to reduce the number of shares of common stock purchasable thereunder from 1,250,000 shares to 1,041,666 shares and (i) in accordance with Section 5 of the First Warrant Certificate, upon the termination of the Agreement by the Company pursuant this Letter Agreement, all warrants pursuant to the First Warrant Certificate (as reduced hereby) shall be deemed vested and will remain exercisable until the Expiration Date (as defined in the First Warrant Certificate) and (ii) in accordance with Section 2(b) of the First Warrant Certificate, the Contractor may exercise the First Warrant Certificate pursuant to the cashless exercise provisions contained therein. The Company hereby agrees to deliver to the Contractor an original First Warrant Certificate, as amended by the terms of this Letter Agreement, within five business days.

•
The second common stock purchase warrant issued by the Company to the Contractor dated September 17, 2019 entitling the Contractor to purchase 1,250,000 shares of Common Stock at an exercise price of $0.10 is hereby terminated and of no further force or effect; provided that in the event the Company becomes engaged in any Restricted Business Line (as defined below), on or prior to the 18-month anniversary of this Letter Agreement, the Company shall immediately upon written notice from the Contractor issue to the Contractor such number of fully paid and non-assessable shares of Common Stock as is computed using the following formula:

X = 1,458,334(A-B)/A

where:

X =	the number of shares of Common Stock to be issued to the Contractor;

A =	the Fair Market Value (as determined pursuant to Section 2(c) of the First Warrant Certificate) of one share of Common Stock; and

B =	$0.10 (provided that such number shall be adjusted in accordance with any adjustment of an Exercise Price as determined pursuant to the First Warrant Certificate).

•
The common stock purchase warrant issued by the Company to the Contractor dated September 17, 2019 entitling the Contractor to purchase 1,500,000 shares of Common stock at an exercise price of $10.00 is hereby terminated and of no further force or effect; provided that in the event the Company becomes engaged in any Restricted Business Line, on or prior to the 18-month anniversary of this Letter Agreement, the Company shall immediately upon written notice from the Contractor issue to the Contractor such number of fully paid and non-assessable shares of Common Stock as is computed using the following formula:

X = 1,500,000(A-B)/A

where:

X =	the number of shares of Common Stock to be issued to the Contractor;

A =	the Fair Market Value (as determined pursuant to Section 2(c) of the First Warrant Certificate) of one share of Common Stock; and

B =	$10.00 (provided that such number shall be adjusted in accordance with any adjustment of an Exercise Price as determined pursuant to the First Warrant Certificate).

For purposes of this Letter Agreement, the term “Restricted Business Line” shall mean any business line involving cannabidiol-based products for animals, other than any business line in which the Company is currently engaged with prior to the date of this Letter Agreement (including, without limitation, TruGold, Halo Hemp, Bona Vida, Elvis Presley Hound Dog, cbdMD and True Leaf), other than (i) organic growth of existing business lines and (ii) any other acquired business or entity with annual net sales from cannabidiol-based products consisting of 30% or less of its aggregate annual net sales.

Each party, on behalf of itself/himself and on behalf of its/his past, present and future affiliates, agents, officers, directors, employees, owners, parent or subsidiary corporations, heirs, executors, administrators, trustees, legal representatives, predecessors, successors, and assigns (the “Releasing Parties”) hereby forever releases and discharges the other party and any and all of its/his past, present and future affiliates, agents, officers, directors, employees, owners, parent or subsidiary corporations, heirs, executors, administrators, trustees, legal representatives, predecessors, successors, and assigns (the “Released Parties”), from all actions, causes of action, claims, suits, liabilities, obligations, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, omissions, promises, judgments, extents, executions, and demands whatsoever (collectively, “Claims”) (upon any legal or equitable theory, whether based on any federal, state or local constitution, statute, ordinance, regulation, common law, court decision or otherwise), whether known or unknown, asserted or unasserted, which any of the Releasing Parties ever had, now have, or hereafter may have against any of the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, conduct, occurrence and/or other matter from the beginning of the world up to and including the date of this Letter Agreement, other than any claims for breach of this Letter Agreement or the First Warrant Certificate as reissued and amended pursuant to the terms of this Letter Agreement.  Each party hereby represents and warrants that it/he has not assigned, transferred or conveyed any Claim purported to be released pursuant to this paragraph to any third party.  Each party also hereby agrees not to sue or file any lawsuit against any of the Released Parties (as applicable) concerning any Claim released pursuant to this paragraph.

The Company and the Contractor hereby understand and agree that the terms of Letter Agreement and all other agreements between the parties (collectively, the “Confidential Information”) are confidential to the parties and must not be disclosed to any person, save and except legal and financial advisors, immediate family, and as may be required by law. In the event that Company becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, including by way of a press release, the Company will, to the extent permitted by law, provide the Contractor with prompt written notice so that the Contractor may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Letter Agreement. The Company shall cooperate with and use their commercially reasonable efforts to assist the Contractor in obtaining any protective order or other remedy. In the event that such protective order or other remedy is not obtained, or the Contractor waives compliance with the provisions of this Letter Agreement, the Company will furnish only such information about the Confidential Information that is legally required and the Company will exercise its commercially reasonable efforts to seek to have confidential treatment accorded to such Confidential Information. For greater certainty, should the Company determine that it is legally required to make a public announcement and other disclosure of this Letter Agreement, it will provide notice to the Contractor as soon as reasonably possible, and shall not release such public announcement or other disclosure until the form and content of the public announcement or other disclosure is approved by the Contractor, acting reasonably.

Without limiting the generality of the foregoing, no Party shall make, or cause to be made, any disparaging remark (whether orally or in writing, whether transmitted in person, by mail or electronically) to any third party concerning the character, business ability, prospects or integrity of any Party.

This Letter Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles.

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing this Letter Agreement and returning one copy to me. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; voluntarily enter into this Letter Agreement; and intend and agree that this Letter Agreement is final and legally binding on you and the Company.

[SIGNATURE PAGE FOLLOWS]

Better Choice Company, Inc.	Agreed, Acknowledged and Accepted:

By:	By:
Name: Michael Young	Date:
Title: Chairman of the Board of Directors	Name: Bruce Linton